SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
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[ ]  Preliminary Proxy Statement
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[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            Federal Trust Corporation
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                  ---------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

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    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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         .......................................................................

         2) Aggregate number of securities to which transaction applies:

         .......................................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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         4) Proposed maximum aggregate value of transaction:

         .......................................................................

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid
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                      [LOGO OF FEDERAL TRUST CORPORATION]

                                                                    June 5, 2008

Dear Shareholder:

     This letter provides additional information relating to Proposal III -- Approval of the Sale of Shares and the Issuance of Warrants in a Non-Public Offering, to be voted upon by shareholders at the Annual Meeting of Shareholders to be held on June 16, 2008, as described in the Company's proxy statement, dated May 13, 2008. Proposal III seeks shareholder approval to permit the Company, in a non-public offering, to sell common stock and issue warrants exercisable for shares of common stock in an amount representing more than 20% of the Company's outstanding shares of common stock. The Company's proxy statement describing the offering to standby purchasers in connection with the rights offering that the Company is conducting, states that the Company may offer up to 24,623,646 shares of its common stock to standby purchasers.

     The Company has recently received an indication of interest in a standby commitment from a new investor and is currently in discussions regarding the possibility of adding one or more new standby purchasers. The addition of any new standby purchasers may increase the maximum number of shares that may be purchased by the standby purchasers from up to 24,623,646 shares (approximately $23.4 million) to up to 34,836,444 shares (approximately $33.1 million). The addition of one or more new standby purchasers would not change the subscription price per share, the number of shares made available for purchase by you as the Company's shareholder through your subscription right, the total number of shares to be offered, the minimum number of shares required to consummate the stock offering and the warrants to be issued to the standby purchasers. Of course, there is no assurance that any agreement will be reached with respect to any new standby purchaser.

     The Board of Directors recommends a vote "FOR" Proposal III as described in the Company's proxy statement and in this letter. Please sign, date and return immediately the enclosed proxy card in the envelope provided if you have not already voted or if you wish to change your vote. This will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you find you are unable to attend the Annual Meeting.

     On behalf of the Board of Directors and all of our employees, we look forward to seeing and meeting with you at the upcoming Annual Meeting.

                                           Sincerely,

                                           /s/ Dennis T. Ward

                                           Dennis T. Ward
                                           President and Chief Executive Officer


     A registration statement updating the prospectus relating to the securities offered in the rights offering and the offering to the standby purchasers will be filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.